Exhibit 99.1

Media Relations:	Investor Relations:

Mark Petrarca	Patricia K. Ackerman
414-359-4100	414-359-4130
mpetrarca@aosmith.com	packerman@aosmith.com

January 28, 2020

A. O. Smith reports 2019 earnings of $2.22 per share

Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (NYSE-AOS) today announced sales of $3.0 billion and net earnings of $370.0 million, or $2.22 per share, in 2019.

Sales in 2019 declined six percent from $3.2 billion in 2018 driven by a 23 percent decline in China sales. Excluding the unfavorable impact from currency translation, China sales declined 19 percent. The decline in China sales was primarily a result of weaker end-market demand in the region, year-over-year channel inventory shifts and a higher mix of mid-price products than the prior year. China channel inventory build occurred in the first half of 2018 and declined to levels which are within the normal range by the end of 2019, primarily in the fourth quarter.

Net earnings in 2019 of $370.0 million, or $2.22 per share, were lower than 2018 net earnings of $444.2 million, or $2.58 per share. Adjusted earnings of $449.2 million or $2.61 per share in 2018 excluded $5.0 million of after-tax restructuring and impairment costs related to the company’s plant closing in Renton, WA.

In the fourth quarter 2019, the Company achieved net earnings of $91.3 million or $.56 per share on sales of $750.9 million. Fourth quarter 2018 net earnings were $126.3 million or $0.74 per share on sales of $812.5 million.

A. O. Smith is providing non-GAAP measures (adjusted net earnings, adjusted earnings per share and adjusted segment earnings) for 2018 that exclude the restructuring and impairment costs associated with the plant closure. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

“2019 proved to be a year of bright spots and challenges for A. O. Smith. I’m pleased to report that our North America water heater operations continued to perform well, despite a one percent decline in residential industry volumes. As expected, sales in China decreased from previous years as elevated channel inventory levels compounded the effects of weaker consumer demand for our products,” said Kevin Wheeler, president and chief executive officer. “We’re confident that we’re on the right track with our North America Water Treatment portfolio, and we’re pleased with the performance of our most recent acquisition – Water-Right, as it is squarely on track and meeting expectations. ”

North America segment

Sales of the North America segment were $2.1 billion in 2019, a two percent increase over 2018 sales of $2.0 billion. The acquisition of Water-Right in April 2019 added $44 million to sales. The increase in segment sales was primarily due to the incremental Water-Right sales, water heater pricing actions related to steel and freight cost increases, and higher sales of water treatment products, which were partially offset by lower residential water heater volumes.

North American segment earnings of $488.9 million in 2019 were five percent higher than the $464.1 million in 2018. Segment earnings in 2018 included $6.7 million in pre-tax restructuring and impairment charges related to the plant closure. The favorable impact to profits from pricing actions, lower steel costs and higher sales of water treatment products including the acquisition, were partially offset by the unfavorable impact from lower residential water heater volumes. As a result, segment margin of 23.5 percent increased compared with 22.7 percent in 2018.

Fourth quarter 2019 sales for the segment of $523.1 million were essentially flat with the fourth quarter of 2018. Incremental sales of approximately $14 million from the Water-Right acquisition and growth in water treatment sales were offset by lower boiler volumes and lower contractual formula pricing associated with a portion of water heater sales based on lower steel costs.

Fourth quarter 2019 segment earnings of $128.4 million were essentially flat with segment earnings in the same quarter in 2018. The net favorable impact to profits from lower steel costs was offset by the unfavorable impact from the lower boiler volumes. As a result, fourth quarter 2019 segment margin of 24.5 percent was essentially the same as fourth quarter 2018.

Rest of World segment

Sales of this segment of $935.8 million in 2019 declined 20 percent compared with segment sales of $1.2 billion in 2018. China sales declined 19 percent in local currency, primarily related to weaker end-market demand, elevated channel inventory levels, as well as a higher mix of mid-price products. The weaker Chinese currency unfavorably impacted translated sales by approximately $39 million. India sales grew approximately 13 percent in constant currency compared with 2018.

Rest of World earnings of $40.2 million in 2019 declined from $149.3 million in 2018. The impact to profits from lower China sales and a higher mix of mid-price products, which have lower margins, more than offset the benefits to profits from lower SG&A expenses and material costs in that region. Weaker China currency translation negatively impacted earnings by approximately $3 million. As a result of these factors, segment margin of 4.3 percent declined significantly from segment margin of 12.7 percent in 2018.

Fourth quarter 2019 Rest of World segment sales of $234.3 million declined 21 percent compared with the same quarter in 2018. China sales declined 23 percent in local currency, primarily related to weak consumer demand, elevated channel inventory levels, as well as a higher mix of mid-price products. The weaker Chinese currency unfavorably impacted translated sales by approximately $4 million.

Fourth quarter 2019 Rest of World earnings of $1.5 million declined from $39.5 million in the fourth quarter of 2018. Earnings were lower primarily due to the unfavorable impact to profits from lower China sales, a higher mix of lower margin products, and charges in China associated with customer programs to reduce channel inventory levels and head count reduction.

These unfavorable impacts to profits more than offset the benefits to profits from lower SG&A expenses and material costs in that region. As a result of these factors, segment margin of 0.6 percent declined significantly from 13.3 percent the same quarter of 2018.

Share repurchase and other items

In 2019, the Company repurchased approximately 6.1 million shares of common stock for a total of $287.7 million. Approximately 3 million shares remained on the company’s existing repurchase authority at the end of 2019.

The company increased its dividend by nine percent in the fourth quarter of 2019. The five-year compound annual growth rate of its dividend stands at 24 percent.

Total debt was $284.0 million as of Dec. 31, 2019, resulting in leverage of 14.6 percent as measured by the ratio of total debt to total capital. Cash and marketable securities totaled $551.4, primarily located outside of the U.S. at the end of 2019. Cash provided by operations of $456.2 million during 2019 increased slightly compared with $448.9 million in 2018 primarily as a result of lower investment in working capital, which was offset by lower earnings compared with the 2018 period. The company repatriated approximately $150 million in overseas cash to the U.S. in 2019.

2020 outlook

“In 2019, we laid the groundwork for future success with several activities: an acquisition was added to our North America water treatment portfolio, China channel inventory levels declined to be within the normal range of two to three months, we substantially completed our re-entry into the high-end of mid-price range products in China with new products specifically designed to target this demographic and full implementation of our enterprise resource planning environment in North America is nearly complete. In 2020, we look forward to building from these actions.”

“To that end, we expect total company full year sales in 2020 will grow between 4.5 and 5.5 percent. We forecast 2020 earnings will be between $2.40 and $2.50 per share. The midpoint of our 2020 earnings guidance represents a ten percent increase over 2019 earnings per share,” Wheeler concluded. The company’s 2020 earnings per share guidance excludes the potential impact to its businesses from the developing coronavirus originating in China.

A. O. Smith will broadcast a live conference call at 10 a.m. Eastern Standard time today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further weakening of the Chinese economy and/or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the company’s businesses as a result of the coronavirus originating in China; negative impact to the company’s businesses from international tariffs and trade disputes; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more, information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2019	2018	2019	2018
Net sales	$750.9	$812.5	$2,992.7	$3,187.9
Cost of products sold	455.9	475.5	1,812.0	1,882.4

Gross profit	295.0	337.0	1,180.7	1,305.5

Selling, general and administrative expenses	179.9	186.1	715.6	753.8
Restructuring and impairment expenses	—	—	—	6.7
Interest expense	2.5	1.8	11.0	8.4
Other income	(2.9)	(5.7)	(18.0)	(21.2)

Earnings before provision for income taxes	115.5	154.8	472.1	557.8
Provision for income taxes	24.2	28.5	102.1	113.6

Net earnings	$91.3	$126.3	$370.0	$444.2

Diluted earnings per share of common stock	$0.56	$0.74	$2.22	$2.58

Average common shares outstanding (000’s omitted)	164,185	170,640	166,711	172,194

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	December 31, 2019	December 31, 2018
ASSETS:
Cash and cash equivalents	$374.0	$259.7
Marketable securities	177.4	385.3
Receivables	589.5	647.3
Inventories	303.0	304.7
Other current assets	56.5	41.5

Total Current Assets	1,500.4	1,638.5
Net property, plant and equipment	545.4	540.0
Goodwill and other intangibles	884.4	806.1
Operating lease assets	46.9	—
Other assets	80.9	86.9

Total Assets	$3,058.0	$3,071.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$509.6	$543.8
Accrued payroll and benefits	64.6	79.4
Accrued liabilities	143.7	120.4
Product warranties	41.8	41.7
Debt due within one year	6.8	—

Total Current Liabilities	766.5	785.3
Long-term debt	277.2	221.4
Pension liabilities	27.8	49.4
Operating lease liabilities	38.7	—
Other liabilities	281.0	298.4
Stockholders’ equity	1,666.8	1,717.0

Total Liabilities and Stockholders’ Equity	$3,058.0	$3,071.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited)
	2019	2018
Operating Activities
Net earnings	$370.0	$444.2
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	78.3	71.9
Stock based compensation expense	13.3	10.1
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	32.6	(40.0)
Noncurrent assets and liabilities	(38.0)	(37.3)

Cash Provided by Operating Activities	456.2	448.9

Investing Activities
Capital expenditures	(64.4)	(85.2)
Acquisition	(107.0)	—
Investment in marketable securities	(272.7)	(523.4)
Net proceeds from sale of marketable securities	478.0	595.9

Cash Provided By (Used In) Investing Activities	33.9	(12.7)

Financing Activities
Long-term debt incurred (repaid)	62.6	(189.0)
Common stock repurchases	(287.7)	(202.6)
Payment of contingent consideration	(1.0)	(2.3)
Net (payments) proceeds from stock option activity	(0.5)	0.9
Dividends paid	(149.2)	(130.1)

Cash Used In Financing Activities	(375.8)	(523.1)

Net increase (decrease) in cash and cash equivalents	114.3	(86.9)
Cash and cash equivalents - beginning of period	259.7	346.6

Cash and Cash Equivalents - End of Period	$374.0	$259.7

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2019	2018	2019	2018
Net sales
North America	$523.1	$521.9	$2,083.5	$2,044.7
Rest of World	234.3	297.6	935.8	1,173.6
Inter-segment sales	(6.5)	(7.0)	(26.6)	(30.4)

	$750.9	$812.5	$2,992.7	$3,187.9

Earnings
North America (1)	$128.4	$127.6	$488.9	$464.1
Rest of World	1.5	39.5	40.2	149.3

	129.9	167.1	529.1	613.4

Corporate expense	(11.9)	(10.5)	(46.0)	(47.2)
Interest expense	(2.5)	(1.8)	(11.0)	(8.4)

Earnings before income taxes	115.5	154.8	472.1	557.8

Tax provision	24.2	28.5	102.1	113.6

Net earnings	$91.3	$126.3	$370.0	$444.2

(1) includes restructuring and impairment expenses of:	$—	$—	$—	$6.7

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net Earnings (GAAP)	$91.3	$126.3	$370.0	$444.2
Restructuring and impairment expenses, before tax	—	—	—	6.7
Tax effect of restructuring and impairment expenses	—	—	—	(1.7)

Adjusted Earnings	$91.3	$126.3	$370.0	$449.2

Diluted EPS (GAAP)	$0.56	$0.74	$2.22	$2.58
Restructuring and impairment expenses per diluted share, before tax	—	—	—	0.04
Tax effect of restructuring and impairment expenses per diluted share	—	—	—	(0.01)

Adjusted EPS	$0.56	$0.74	$2.22	$2.61

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Segment Earnings (GAAP)
North America	$128.4	$127.6	$488.9	$464.1
Rest of World	1.5	39.5	40.2	149.3

Total Segment Earnings (GAAP)	$129.9	$167.1	$529.1	$613.4

Adjustments:
North America restructuring and impairment expenses	$—	$—	$—	$6.7
Rest of World	—	—	—	—

Total Adjustments	$—	$—	$—	$6.7

Adjusted Segment Earnings
North America	$128.4	$127.6	$488.9	$470.8
Rest of World	1.5	39.5	40.2	149.3

Total Adjusted Segment Earnings	$129.9	$167.1	$529.1	$620.1